Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-133724 on Form S-3 and Registration Statement Nos. 333-146233, 333-80559, 333-41401, 333-41393, 333-41403, 333-80571, 333-98035, 333-101239, 333-122962, 333-150555, 333-236096, 333-257519, 333-280735, and 333-275707 on Form S-8 of Progress Software Corporation of our report dated January 9, 2025, relating to the abbreviated financial statements of the ShareFile Business, a business of Cloud Software Group Holdings, Inc., which comprise the statement of assets acquired and liabilities assumed as of September 1, 2024 and the related statement of revenues and direct expenses for the nine months ended September 1, 2024 appearing in this Current Report on Form 8-K (of Progress Software Corporation) dated January 9, 2025.

/s/ Deloitte & Touche LLP

San Jose, California
January 9, 2025